Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S  R E L E A S E

Date:	May 4, 2009
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER, NINE MONTHS;
CASH AND INVESTMENTS AT $296 MILLION.
Thor Industries (NYSE:THO) announced today preliminary sales for the quarter and nine months ended April 30, 2009.
Sales in the quarter were $415 million, down from $708 million last year. RV sales were $311 million, down from $601 million last year. Bus sales were $104 million versus $107 million last year.
Sales in the 9 months were $1.08 billion, down from $2.07 billion last year. RV sales were $776 million, down from $1.77 billion last year. Bus sales were a record $305 million, up 1% from $300 million last year.
Cash, cash equivalents and investments on April 30, 2009 were $296 million versus $248 million last year. Backlog on April 30, 2009 was $441 million, down from $526 million last year. RV backlog was $213 million, down from $276 million last year. Bus backlog was $228 million versus $250 million last year.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2008 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.